Exhibit 3
 SEPARATION AND STANDSTILL AGREEMENT

THIS SEPARATION AND STANDSTILL AGREEMENT (this “Agreement”), is made and entered into as of September 1, 2011, by and among St. George Investments, LLC, an Illinois limited liability company (“Buyer”), John Gill, an individual (“Gill”), Grayson Beck, an individual (“Beck”), and Pulse Systems Corporation, a California corporation (“PS Corp”).  Beck and Gill are sometimes referred to herein individually as a “Shareholder and together as the “Shareholders”.

RECITALS

A.           The Buyer and PS Corp entered into a Securities Purchase Agreement dated August 30, 2011 (the “Purchase Agreement”), pursuant to which the Buyer is purchasing from PS Corp (the “Transaction”) 1,720,000 Preferred Units (as defined in that certain Second Amended and Restated Limited Liability Company Agreement dated March 31, 2009, as amended by that certain First Amendment to Second Amended and Restated Limited Liability Company Agreement of Pulse Systems, LLC, dated June 17, 2010) of Pulse Systems, LLC, a Delaware limited liability company (“Pulse Systems”), and a 19.80095% membership interest in Pulse Sellers, LLC, a Utah limited liability company (“Pulse Sellers”), which is the holder of that certain Secured Promissory Note dated June 17, 2010 in the amount of $1,750,000 made by United American Healthcare Corporation, a Michigan corporation (“UAHC”) in favor of Pulse Sellers.

B.           PS Corp also is the owner of 297,082 Common Shares (as defined in the Restated Articles of Incorporation of UAHC dated September 10, 1990.  Pursuant to Section 4.8 of the Purchase Agreement and subject to the conditions thereof, PS Corp is required to sell all of the Common Shares no later than six (6) months from the date of the Purchase Agreement subject to the restrictions set forth therein with respect to the Common Shares.

C.           The Shareholders own all of the equity interests in PS Corp and will each personally and substantially receive a direct benefit from the consummation of the Transaction.

D.           The parties acknowledge and agree that the purpose of the Transaction is to divest PS Corp, its officers and directors, and the Shareholders, and their respective subsidiaries, of all ownership or financial interest whatsoever, directly or indirectly, in or to UAHC, Pulse Systems, and Pulse Sellers, and their respective subsidiaries  (all together, the “Prohibited Companies”), and to prohibit PS Corp, its officers and directors, and the Shareholders, and their respective subsidiaries from having any such ownership or financial interest whatsoever, directly or indirectly, in or to the Prohibited Companies so long as Buyer or any of its affiliates, including, without limitation, John Fife, has any ownership or financial interest in the Prohibited Companies.

E.           As conditions to the Closing (as defined in the Purchase Agreement), Buyer has required that Beck resign from all positions he has been appointed or elected to in UHAC, including, without limitation, as a member of the board of directors of UAHC, and as a manager and officer of Pulse Systems, and that PS Corp and each of the Shareholders enter into this Agreement and deliver the same to the Buyer.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Standstill Agreement.

1.1 No Interest. PS Corp and each Shareholder covenants and agrees that he/it will not, either directly or indirectly, including, without limitation, through subsidiaries, affiliates or representatives, effect, seek, offer, engage in, propose (whether publicly or otherwise), cause, or participate in, or assist any third party to effect, seek, offer, engage in, propose (whether publicly or otherwise), cause, or  participate in, any financial, voting, or other interest in, including, without limitation, any legal rights or claims against, the Prohibited Companies, whether such interest be equity, debt or otherwise.

1.2 No Affiliation. PS Corp and each Shareholder further covenants and agrees that he/it shall not, either directly or indirectly, including, without limitation, through subsidiaries, affiliates or representatives, take any action to seek to affect the control, management or affairs of the Prohibited Companies, or their respective subsidiaries or affiliates.  Such action may include, without limitation, seeking election to an office, management position, or board, as the case may be, of any of the Prohibited Companies, seeking to place a representative or other nominee in such position or seeking to influence, whether formally or informally, an officer, director or manager of the Prohibited Companies, or publicly suggesting or announcing such parties’ willingness to engage in or cooperate with a transaction that could reasonably be expected to have any of the foregoing effects.

1.3 Non-Disparagement. From the date hereof until June 30, 2013 (the “Restricted Period”), PS Corp and each Shareholder further covenants and agrees that he/it shall not, either directly or indirectly, disparage or defame the Buyer or Prohibited Companies, and their respective affiliates, principals, products or services, or the affiliates, principals, products or services of their respective affiliates, principals, products or services.  In addition, PS Corp and each Shareholder agrees not to directly or indirectly counsel or assist any attorney or other person in the presentation of prosecution of any disputes, differences, grievances, claims or complaints by any third party against Buyer and the Prohibited Companies and/or any officer, manager, employee, agent, representative, member or attorney of each, respectively, unless: (x) under a subpoena or other court order to do so; (y) pursuant to violations of agreements entered into between any of the such parties after the execution of this Agreement; or (z) to enforce the terms of this Agreement or the Purchase Agreement.

1.4 Resignation. PS Corp and each Shareholder further agrees to resign from any office or position with any of the Prohibited Companies on or prior to the Closing (as defined in the Purchase Agreement).  Specifically, Beck shall resign from the Board of Directors of UAHC, as an officer and manager of Pulse Systems, and from any and all other positions or offices that Beck
Holds in UAHC or Pulse Systems.

1.5 No Inconsistent Acts. PS Corp and each Shareholder further covenants and agrees that he/it shall not, either directly or indirectly, including, without limitation, through subsidiaries, affiliates or representatives, make any statement or disclose to any third-party, or otherwise induce, encourage, discuss, or facilitate, any intention, plan, or arrangement inconsistent with this Agreement.

1.6           Limitation on Restrictions.  Notwithstanding any proscriptions or restrictions in Section 1.1, Section 1.2, and Section 1.3, the Shareholders shall not be restricted from investing in regulated investment companies that hold shares or securities of the Prohibited Companies, or after the expiration of the Restricted Period, competing with the Prohibited Companies.

2. Representations and Warranties.

2.1 Authority. Each party has full power, authority and legal right to enter into and perform its obligations under this Agreement and any other documents contemplated hereby to which such party is or will be a party and to consummate the transactions contemplated by this Agreement.  Each party has duly approved this Agreement and any other document contemplated hereby and the transactions contemplated hereby and has authorized the execution, delivery and performance of this Agreement and any other documents necessary for the consummation of the transactions contemplated hereby.  No other proceedings on the part of each party are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which such party is a party have been duly executed and delivered by such party and are legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.

2.2 No Violation to Result.  Except as limited by the Restrictive Agreements (as defined in the Purchase Agreement), the execution, delivery and performance by each party to this Agreement and the other documents contemplated hereby and the consummation by the parties of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the bylaws, articles of incorporation or other governing documents of such party, if any, or any resolution adopted by the shareholders of such party, if any, (y) any note, debt instrument, security agreement, mortgage or any other contract to which such party is a party or by which it is bound or (z) to such party’s knowledge, any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any entity exercising executive, legislative, judicial, military, regulatory, or administrative functions pertaining to any government (“Government Authority”) applicable to such party; (ii) to such party’s knowledge, give any Government Authority or other person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any encumbrance, possibility of encumbrance, or restriction in favor of any person upon any of the properties or assets of such party.  Other than as required by the Restrictive Agreements, no notice to, filing with, or consent of, any person is necessary in connection with the execution, delivery or performance by such party and the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby.

3. General Provisions.

3.1 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon PS Corp and the Shareholders and their respective heirs, executors, administrators, legal representatives, successors and assigns.  This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by the Buyer hereunder may be assigned by the Buyer to a third party, including its financing sources, in whole or in part.

3.2 Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and wholly performed in that jurisdiction, without regard to conflict of law principles.  PS Corp and the Shareholders hereby expressly consent to the personal jurisdiction of the state and federal courts located in or about Cook County, State of Illinois, for any action or proceeding arising from or relating to this Agreement, waive any argument that venue in any such forum is not convenient, and agree that any such action or proceeding shall only be venued in such courts.

3.3 Severability.  If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

3.4 Amendment.  This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by all the parties hereto.

3.5 Waiver.  Any party hereto may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto.  No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party  waiving any such inaccuracy or non-compliance.  No waiver by any party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

3.6 Expenses.  Unless otherwise expressly provided herein, all costs and expenses incident to the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, advisors, experts and consultants employed by the respective parties in connection with the transactions contemplated hereby, shall be borne and paid by the party incurring such costs and expenses.

3.7 Complete Agreement.  This Agreement, including those documents expressly referred to herein, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representation by or between the parties, written or oral, which may have related to the subject matter herein.

3.8  Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, equity holder, employee or partner of any party hereto or any other person.

3.9 Mutual Drafting.  This Agreement is the mutual product of the parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

3.10 Further Representations.  Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.

3.11 Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

3.12 Specific Performance.  In addition to any other remedies that the Buyer may have at law or in equity, PS Corp and the Shareholders hereby acknowledge that the harm which might result to the Buyer from breaches by PS Corp, Gill, or Beck of his/its obligations under this Agreement cannot be adequately compensated by damages.  Accordingly, PS Corp and the Shareholders agree that the Buyer shall have the right to have all obligations and undertakings set forth in this Agreement specifically performed by PS Corp, Gill, or Beck, as the case may be, and that the Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

3.13 Recitals.  The recitals stated above shall be and hereby are incorporated in and made a part of this Agreement by this reference.

3.14 Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document required hereby may be executed by facsimile or email signature, which shall be considered legally binding for all purposes.

3.15 Attorneys’ Fees.  In the event of any action at law or in equity to enforce or interpret the terms of this Agreement or any other document contemplated hereby, the Prevailing Party (as defined hereafter) shall be entitled to reasonable attorneys’ fees, court costs and collection costs in addition to any other relief to which such party may be entitled.  “Prevailing Party” shall mean the party in any litigation or enforcement action that prevails in the highest number of final rulings, counts or judgments adjudicated by a court of competent jurisdiction.

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Executed as the first date written above.

THE COMPANY:

St George Investments, LLC

By:  Fife Trading, Inc., Manager

       By:_/s/ John M. Fife_______________
John M. Fife, President

THE SHAREHOLDERS:

/s/ Grayson Beck
Grayson Beck, an individual

/s/ John Gill
John Gill, an individual

PS CORP

By:      /s/ Grayson Beck_______________
Name: Grayson Beck _________________
Title:           CFO/Secretary_________________

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